EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated March 28, 2003, included in Form 10-KSB for eNucleus, Inc. for the Year Ended December 31, 2002, Two Month Period Ended December 31, 2001 and Ten Month Period Ended October 31, 2001.


/s/  Bujan & Associates, Ltd.
-----------------------------
     Bujan & Associates, Ltd.


Palos Heights, Illinois

March 28, 2003